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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number 33-67312
                                                                        --------

                           First Alliance Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           2285 Executive Drive, Suite 308, Lexington, Kentucky 40505
                                 (859) 299-7656
--------------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                 Not applicable
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]          Rule 12h-3(b)(1)(i)    [ ]

Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)   [ ]

Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)    [ ]

Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)   [ ]

                                    Rule 15d-6 --------    [ ]

Approximate number of holders of record as of the certification or notice date:  1
      ---


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Pursuant to the requirements of the Securities Exchange Act of 1934 First
Alliance Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: February 27, 2003


By:/s/ Mark A. Oliver
   ---------------------------------
   Mark A. Oliver
   Vice Chairman